SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement              [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials               by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           SOMERA COMMUNICATIONS, INC.
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                          [SOMERA LOGO GRAPHIC OMITTED]



                                 ------------

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 21, 2003

                                 ------------


TO THE STOCKHOLDERS OF SOMERA COMMUNICATIONS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Somera Communications, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 21, 2003, at 4:00 p.m., local time, at the Company's corporate headquarters at 5383 Hollister Avenue, Santa Barbara, California, 93111 for the following purposes:

            1. To elect two (2) Class I directors to serve for the ensuing three
     (3) years and until such director's successor is duly elected and qualified.

            2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the 2003 fiscal year.

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 26, 2003 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.



                                        FOR THE BOARD OF DIRECTORS



                                        WARREN B. GRAYSON
                                        Secretary



Santa Barbara, California
April 17, 2003



  IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                          SOMERA COMMUNICATIONS, INC.
                             5383 Hollister Avenue
                        Santa Barbara, California 93111
                                (805) 681-3322

                                 ------------

                           PROXY STATEMENT FOR 2003
                        ANNUAL MEETING OF STOCKHOLDERS

                                 ------------

                INFORMATION CONCERNING SOLICITATION AND VOTING


General

     The enclosed Proxy is solicited on behalf of the Board of Directors of Somera Communications, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 21, 2003 at 4:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's corporate headquarters at 5383 Hollister Avenue, Santa Barbara, California, 93111.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 2002, including financial statements, were mailed on or about April 17, 2003 to all stockholders entitled to vote at the meeting.


Record Date and Voting Securities

     Stockholders of record at the close of business on March 26, 2003 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 49,097,103 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.


Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


Voting and Solicitation

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Quorum; Abstentions; Broker Non-Votes

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.


Deadline For Receipt Of Stockholder Proposals

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2004 Annual Meeting must be received in proper form by the Secretary of the Company no later than February 21, 2004 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS


Nominees

     Two (2) Class I directors are to be selected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two (2) nominees named below, each of whom is currently a director of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of Stockholders held in 2006 or until the director's successor has been elected and qualified.


Vote Required; Recommendation of Board of Directors

     The two (2) candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW:

    Name of Nominee      Age              Principal Occupation
----------------------- -----   ---------------------------------------
Rick Darnaby ..........  51     President and Chief Executive Officer,
                                Somera Communications, Inc.
Peter Chung ...........  35     General Partner, Summit Partners, L.P.

     Set forth below are each nominee's principal occupations during the past five (5) years. There are no family relationships among any directors or executive officers of the Company.

     Rick Darnaby has served as our President and Chief Executive Officer since joining Somera Communications in September 2001. Prior to joining Somera, Mr. Darnaby was employed in a number of positions at Motorola, Inc. From December 1999 to April 2001, Mr. Darnaby served as Regional President, Senior Vice President & General Manager--EMEA for the personal communications business, from February 1998 to December 1999, Mr. Darnaby served as Senior Vice President & General Manager, Consumer Solutions Group, and from November 1996 to January 1998, Mr. Darnaby served as Corporate Vice President & Director, Global Brand Management for Motorola. From 1994 to 1996, Mr. Darnaby served as President, and from 1991 to 1994 served as an executive in various capacities for The Nutrasweet Group. From 1989 to 1991, Mr. Darnaby served as President & Chief Executive Officer of Monsanto, Canada, Inc. Prior to 1989, Mr. Darnaby served in various positions of management for Monsanto Company. Mr. Darnaby holds a B.S. degree in business administration and an M.B.A. from Oklahoma State University. Mr. Darnaby also holds an Advanced Management Degree in International Business from I.N.S.E.A.D. (Institute of European Administration) Fountainbleau, France.

     Peter Y. Chung has served as a director of Somera Communications since July 1998. Mr. Chung is a General Partner and Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since August 1994. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. From August 1989 to July 1992, Mr. Chung worked in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Mr. Chung also serves as a director of Ditech Communications Corporation, a developer of echo cancellation and optical networking equipment, Sirenza Microdevices, Inc., a designer and supplier of high performance radio frequency components for communications equipment and ADVA AG Optical Networking, an optical networking systems company. Mr. Chung holds an A.B. from Harvard University and an M.B.A. from Stanford University.

Directors Not Standing for Election

     The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                       Class and Year in
           Name               Age     Which Term Expires              Principal Occupation
--------------------------   -----   --------------------   ----------------------------------------
Barry Phelps .............    55     Class II, 2004         Executive Vice President,
                                                            Spirent Communications,
                                                            a subsidiary of Spirent PLC
Gil Varon ................    41     Class II, 2004         Director
Dan Firestone ............    41     Class III, 2005        Director and President,
                                                            SDC Business Consulting
Walter Kortschak .........    43     Class III, 2005        Managing Partner, Summit Partners, L.P.

     Barry  Phelps  has served as a director of Somera Communications since July
1999. Mr. Phelps is Executive Vice President, Spirent Communications, a subsidiary of Spirent PLC (following Spirent's acquisition of Netcom Systems) and had been the Chief Operating Officer and President, Broadband Division, since January 2000. Prior to that Mr. Phelps was President and Chief Executive Officer of Netcom Systems, Inc., a network performance analysis company in Calabasas, California, where he had been employed since November 1996. Before he became President and Chief Executive Officer in November 1997, Mr. Phelps
served as the Vice President, Finance and Chief Financial Officer of Netcom Systems. Prior to joining Netcom Systems, from February 1992 to November 1996, Mr. Phelps served as Chairman and Chief Executive Officer of MICOM Communications Corporation, a data communications equipment company which was acquired by Nortel Networks in June 1996. Mr. Phelps holds a B.S. in mathematics from St. Lawrence University and an M.B.A. from the University of Rochester.

     Gil Varon co-founded Somera Communications in July 1995, served as our President from July 1995 until December 1998, Vice President, Wireline Division from January 1999 to September 2002, and has served as one of our directors since our inception. From May 1994 to June 1995, Mr. Varon served in sales and procurement positions for Aurora Electronics, Inc. From 1985 until May 1994, Mr. Varon served as a Group Sales Manager at Century Computer Marketing.

     Dan Firestone co-founded Somera Communications in July 1995. He served as Executive Chairman of the Board of Somera Communications, Inc. from September 2001 to January 2003. Mr. Firestone served as our Chief Executive Officer from 1996 until September 2001, served as our President from December 1998 until September 2001, and has served as our Chairman of the Board since our inception. From 1994 to the present, Mr. Firestone has also operated SDC Business Consulting, a private business consulting firm. In 1984, Mr. Firestone co-founded Century Computer Marketing, a distributor of computer service spare parts and related products, and served as its Chief Executive Officer until May 1994.

     Walter G. Kortschak has served as a director of Somera Communications since July 1998. Mr. Kortschak is a Managing Partner and Managing Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since June 1989. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. Mr. Kortschak holds a B.S. in engineering from Oregon State University, an M.S. in engineering from The California Institute of Technology and an M.B.A. from the University of California, Los Angeles.


Compensation of Directors

     Except for reimbursement of reasonable expenses incurred in connection with serving as a director and a grant of stock options upon commencement of the initial term as director of the Company, our directors are not compensated for their service as directors.

Board Meetings and Committees

     Somera Communications held six board meetings during fiscal 2002. During 2002, each Board member attended 75% or more of the meetings held by the Board, and each committee member attended 75% or more of the meetings held by the committees on which he served.

     The Audit Committee, which consists of Messrs. Chung, Phelps and Kortschak, was formed in October 1999 and held five meetings during fiscal 2002. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any disputes between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with the auditors, including their engagement and discharge.

     The Compensation Committee, which consists of Messrs. Kortschak and Phelps, was formed in October 1999 and held three meetings during fiscal 2002. The Compensation Committee develops and monitors compensation arrangements for the officers and directors of the Company, including preparation of proper reports or other disclosure required by the Compensation Committee in accordance with applicable proxy or other rules of the Securities and Exchange Commission ("SEC") and monitors stock option activity for the Company.

                                 PROPOSAL TWO:

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 2003 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board will reconsider its selection. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.


Fees billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2002

   Audit Fees:

     Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2002 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $382,000.

   Financial Information Systems Design and Implementation Fees:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

   All Other Fees:

     Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2002 fiscal year for all other non-audit services rendered to the Company, including tax related services and services related to financial due diligence for the Company's acquisition of certain assets of Compass Telecom, LLC totaled $361,000.


Vote Required; Recommendation of Board of Directors

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's appointment. An abstention will have the same effect as a vote against the appointment of the independent accountants, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL TWO.

Report of the Audit Committee of the Board of Directors

     The Audit Committee of the Board of Directors is comprised of Messrs. Chung, Kortschak, and Phelps. Each such member is a non-employee director, and is "independent" as defined under the National Association of Securities Dealers' current listing standards.

     The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent accountants' proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings, (4) review the performance and monitor the independent accountants, and (5) recommend resolutions for any dispute between the Company's management and its independent accountants.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 ("Independence Discussion with Audit Committees") and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of the auditors from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.


                                        AUDIT COMMITTEE OF THE
                                        BOARD OF DIRECTORS


                                        Peter Y. Chung
                                        Walter Kortschak
                                        Barry Phelps

                            EXECUTIVE COMPENSATION
     The following table sets forth certain information with respect to annual compensation and long-term compensation awarded during the last three fiscal years to the Company's Chief Executive Officer, former Executive Chairman and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                                                                         Long Term
                                                             Annual Compensation                    Compensation Awards
                                                ---------------------------------------------- -----------------------------
                                                                                                Securities
                                                                              Other Annual      Underlying      All Other
  Name and Principal Position         Year         Salary        Bonus        Compensation        Options    Compensation(1)
------------------------------- --------------- ------------ ------------ -------------------- ------------ ----------------
Rick Darnaby .................. 2002             $ 456,730    $ 116,164      $    202,889 (9)         --          $ --
   President and Chief          2001 (2)           138,542      116,164            70,487 (9)   2,747,000           --
   Executive Officer
Dan Firestone ................. 2002 (3)         $ 400,000    $       0      $          0             --          $ --
   Executive Chairman           2001               360,000      205,000            10,857         600,000           --
   of the Board                 2000               345,000      720,000             4,673             --            --
Gil Varon ..................... 2002 (5)         $ 133,333    $   8,343      $    333,339 (4)         --          $ --
   Director and Vice President, 2001               200,000       17,813           636,608 (4)         --          $ --
   Wireline Division            2000               108,333            0         1,599,482 (4)      60,000           --
Jeffrey G. Miller ............  2002 (6)         $ 250,000    $       0      $    447,505 (8)      50,000         $ --
   Executive Vice President,    2001               250,000      104,500            79,744 (8)     100,000           --
   Wireless                     2000               229,744      325,000            88,011 (8)      90,000           --
Gary J. Owen .................. 2002 (7)         $ 240,376    $  33,811      $     75,000 (10)    100,000         $ --
   Chief Financial Officer      2001               225,000      137,500           107,623 (10)    100,000           --
                                2000               201,426      150,000           137,820 (10)    100,000           --
C. Stephen Cordial ............ 2002 (2)         $  76,586    $       0      $          0         150,000         $ --
   Vice President,
   Chief Financial Officer
Brandt A. Handley ............. 2002 (2)         $ 205,480    $  57,738      $          0         240,000         $ --
   Vice President,              2001               179,535       31,000                 0         264,000           --
   Chief Marketing Officer


------------
 (1) Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.
 (2) Mr. Darnaby joined Somera in September 2001; Mr. Cordial joined Somera in August 2002 as Vice President, Chief Financial Officer; Mr. Handley joined Somera in 2001 and was appointed Vice President and Chief Marketing Officer in August 2002.
 (3) Mr.  Firestone  served  as  President  and  Chief  Executive  Officer until
     September 2001, when he assumed the role as Executive Chairman of the Board and held that position until January 2003.
 (4) Comprised primarily of sales commissions.
 (5) Mr. Varon served as Vice President, Wireline Division until September 2002, when he left the employment of the Company.
 (6) Mr. Miller was appointed Executive Vice President, Strategic Alliances in July 2002 and became Executive Vice President, Wireless in January 2003.
 (7) Mr. Owen served as Chief Financial Officer until August 2002, and as Senior Vice President, EMEA from August 2002 to December 2002, when he left the employment of the Company.
 (8) Represents primarily imputed interest amounts relating to Mr. Miller's employee loan and reimbursement for relocation expenses.
 (9) Represents primarily imputed interest amounts relating to Mr. Darnaby's employee loan and reimbursement for relocation expenses.
(10) Represents primarily imputed interest amounts relating to Mr. Owen's employee loan and reimbursement for relocation expenses.

                          Option Grants and Exercises

     The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal year 2002. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 0%, 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.

                         Option Grants In Fiscal 2002

                                                    Individual Grants
                                 --------------------------------------------------------
                                   Number of      Percent of
                                                                                           Potential Realizable Values at
                                  Securities    Total Options                                          Assumed
                                  Underlying      Granted to      Exercise                   Annual Rates of Stock Price
                                                                                            Appreciation for Option Term
                                    Options       Employees      Price Per    Expiration   -------------------------------
Name and Principal Position         Granted       in 2002(1)      Share(2)      Date(3)       0%        5%          10%
-------------------------------- ------------  ---------------  -----------  ------------  -------  ----------  ----------
Rick Darnaby ...................        --            --              --            --      $ --     $    --     $    --
Dan Firestone ..................        --            --              --            --        --          --          --
Gil Varon ......................        --            --              --            --        --          --          --
Jeffrey G. Miller ..............     50,000            1%         $  7.70     2/05/2012        0            0           0
Gary J. Owen ...................    100,000            2%         $  7.70     2/05/2012        0            0           0
C. Stephen Cordial .............    150,000            3%         $  2.73     8/08/2012        0      281,966     691,544
Brandt Handley .................     75,000            1%         $  7.70     2/05/2012        0            0           0
                                     65,000            1%         $  3.00     8/08/2012        0      104,635     282,119
                                    100,000            2%         $  2.73     8/16/2012        0      187,977     461,029

------------
(1) Based on the aggregate of options to purchase 5,276,025 shares of common stock granted to employees in 2002.
(2) Options were granted at an exercise price equal to the deemed fair market value of the Company's common stock on the date of the grant, as determined by the board.
(3) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1999 Stock Option Plan generally become vested on the first anniversary of the vesting commencement date and the balance generally vests at the rate of 1/36th of the shares for each month thereafter. A portion of each of these options will accelerate upon a change of control or termination of the optionee's employment. See "--Employment Agreements" for further descriptions of these employee benefits.


Options Exercises In The Last Fiscal Year

     There were no exercises of stock options by any of the Named Executive Officers during the year ended December 31, 2002.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors currently consists of Messrs. Kortschak and Phelps. None of the members of the Compensation Committee was an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.


Employment Arrangements

     Rick Darnaby. Mr. Darnaby entered into an employment agreement and commenced his employment with the Company on September 17, 2001. Under the agreement, we have agreed to pay Mr. Darnaby an annual salary of $475,000 and a bonus of up to $400,000 based on the achievement of company performance milestones. Under this agreement, Mr. Darnaby did not receive a bonus in 2002. Pursuant to the agreement, Mr. Darnaby was granted a stock option to purchase 1,923,000 shares of

Company common stock with a per share exercise price equal to the fair market value of the Company's common stock at the date of grant (the "First Stock
Option"). The First Stock Option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. Mr. Darnaby was also granted an additional stock option to purchase 824,000 shares of the Company's common stock with a per share exercise price equal to the fair market value of the Company's common stock at the date of grant (the "Second Stock Option"). The Second Stock Option is for a term of ten years and will vest based on the achievement of performance milestones.

     As a part of his employment agreement, we provided Mr. Darnaby with an interest-free mortgage loan in May 2002 for the purpose of Mr. Darnaby acquiring a new home. Under the terms of the agreement, the loan amount will be forgiven over eight years. In the event that Mr. Darnaby is terminated without cause by us, he would be entitled to receive severance payments in an amount of up to twelve months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his First Stock Option (and any other stock options subsequently granted to Mr. Darnaby, not including the Second Stock Option) that would have become vested had Mr. Darnaby remained employed by us for an additional twelve months. In the event that Mr. Darnaby's employment is terminated within twelve months following a change of control of Somera, 100% of the shares subject to Mr. Darnaby's First Stock Option will vest and become immediately exercisable.

     Jeffrey G. Miller. Mr. Miller entered into an employment agreement and commenced his employment with the Company on May 6, 1999. The Company and Mr. Miller entered into an amendment to the Employee Agreement in July 2002. Under the amended agreement, the Company agreed to pay Mr. Miller an annual salary of $250,000 and incentive compensation based on achievement of agreed upon milestones. The maximum amount of annual incentive compensation would be $460,000. Additionally, Mr. Miller relocated to Chicago, Illinois and the Company agreed to provide Mr. Miller with a $55,000 relocation allowance.

     As a part of the original employment agreement, the Company had provided Mr. Miller with an interest-free mortgage loan in the amount of $600,000 for the purpose of Mr. Miller acquiring a new home in Santa Barbara, California. In August 2002, Mr. Miller repaid the outstanding balance of the loan in full.

     Dan Firestone. Mr. Firestone entered into an employment agreement and commenced his position as Executive Chairman of the Board of the Company on
September  17,  2001.  Under  the  agreement,  we agreed to pay Mr. Firestone an annual salary of $400,000 and a bonus of up to $200,000 based on the achievement of performance milestones. Pursuant to this agreement, Mr. Firestone was granted a stock option to purchase 500,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company's common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment.

     Mr. Firestone and the Company entered into an Employment Termination Agreement whereby Mr. Firestone's employment terminated as of January 1, 2003 and the Company agreed to pay Mr. Firestone $300,000. The Board of Directors also agreed to amend the Stock Option grants previously made to Mr. Firestone to extend the period during which Mr. Firestone may exercise vested option grants for a period of 3 years from his Termination Date. Additionally, the Board agreed to accelerate the vesting of outstanding stock options by 12 months.


Report of the Compensation Committee of the Board of Directors

     The  Compensation Committee (the "Committee") consists of Messrs. Kortschak
and   Phelps.  The  Committee  recommends,  subject  to  the  Board's  approval, compensation for executive officers and evaluates performance of management.

Compensation Philosophy

     The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.


Compensation Components

     The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

     Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executive with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

     Bonus. Each year the Company establishes an Executive Incentive Compensation Plan. Awards under the plan are tied to the financial performance or the Company as a whole and, for certain executives, the financial performance of a division or geographic region.

     Stock Options. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 36 months) to retain executives and encourage sustained contributions. The exercise price of options are not less than the closing market price of the common stock on the date of grant. These options will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant.


Chief Executive Officer's Compensation

     Mr. Darnaby's compensation for 2002 was determined by the Compensation Committee based on their assessment of the current market and compensation for an executive of his level of experience and expertise, with consideration for his past performance and anticipated future contribution.


                                        COMPENSATION COMMITTEE OF THE
                                        BOARD OF DIRECTORS


                                        Walter Kortschak
                                        Barry Phelps

                            STOCK PERFORMANCE GRAPH


Stockholder Return Comparison

     The graph below compares the cumulative total return on the Company's Common Stock for the period commencing November 12, 1999 and ending December 31, 2002 compared to the NASDAQ Composite Index and NASDAQ Telecommunications Index. The graph assumes that $100 was invested on the date of the Company's initial public offering, November 12, 1999. Historic stock price performance should not be considered indicative of future stock price performance.


   Comparison of Cumulative Total Return Among Somera Communications, Inc.,
        The NASDAQ Composite Index, and NASDAQ Telecommunications Index


  [The following table was depicted as a line graph in the printed material.]


                                     NASDAQ            NASDAQ
                                   Composite     Telecommunications
Measurement Period      Somera       Index             Index
--------------------   --------   -----------   -------------------
11/12/99 ...........     100          100               100
12/31/99 ...........     103          126               122
3/31/00 ............     101          142               132
6/30/00 ............     114          123               105
9/30/00 ............      79          114                88
12/31/00 ...........      72           77                56
3/31/01 ............      38           57                39
6/30/01 ............      60           67                37
9/30/01 ............      36           47                24
12/31/01 ...........      63           61                28
3/31/02 ............      61           57                21
6/30/02 ............      60           45                12
9/30/02 ............      17           36                11
12/31/02 ...........      23           41                13

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 26, 2003 by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The information in the following table regarding the beneficial owners of more than 5% of the Company's Common Stock is based upon information supplied by principal stockholders or Schedule 13D and 13G filed with the Securities and Exchange Commission.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 26, 2003 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Somera Communications, Inc., 5383 Hollister Avenue, Santa Barbara, California 93111.

     The applicable percentage of ownership for each stockholder is based on 49,097,103 shares of common stock outstanding as of March 26, 2003, together with applicable options for that stockholder.

                                                                      Vested       Common Stock and     Percentage
            Name of Beneficial Owner               Common Stock     Options(1)      Vested Options       of Total
-----------------------------------------------   --------------   ------------   ------------------   -----------
Dan Firestone(2) ..............................      7,053,762        526,563          7,580,325           14.2%
Rick Darnaby ..................................              0        721,125            721,125            1.4%
Jeffrey G. Miller .............................          9,887        808,400            818,287            1.6%
Gary J. Owen ..................................          1,581        562,918            564,499            1.1%
Gil Varon .....................................      8,107,007              0          8,107,007           16.5%
C. Stephen Cordial ............................         10,000              0             10,000              *
Brandt Handley ................................              0        196,251            196,251              *
Walter G. Kortschak(4) ........................            --             --                 --             --
   c/o Summit Partners
   499 Hamilton Avenue, Suite 200
   Palo Alto, CA 94301
Peter Y. Chung(5) .............................            --             --                 --             --
   c/o Summit Partners
   499 Hamilton Avenue, Suite 200
   Palo Alto, CA 94301
Barry Phelps(6) ...............................            314         83,333             83,647              *
Summit Funds(7) ...............................     12,082,333            --          12,082,333           24.6%
   c/o Summit Partners
   499 Hamilton Avenue, Suite 200
   Palo Alto, CA 94301
Royce and Associates ..........................      5,679,300            --           5,629,300           11.5%
   1414 Avenue of the Americas
   New York, NY 10119
FMR ...........................................      3,016,797            --           3,016,797            6.1%
   82 Devonshire Street
   Boston, MA 02109
All executive officers and directors as a group
  (10 persons) ................................     15,182,551      2,898,590         18,081,141           34.8%

------------
  * Represents beneficial ownership of less than 1%

(1) Represents shares issuable upon exercise of options to purchase Somera Common Stock that are exercisable within 60 days of March 26, 2003.
(2) Consists of 6,978,762 shares of common stock owned by the Daniel Firestone Living Trust. Mr. Firestone has voting and dispositive power with respect to the shares held by the Daniel Firestone Living Trust. Also consists of 75,000 shares of common stock owned by the Daniel Firestone Trust.
(3) Consists of 10,000 shares of common stock owned by Cordial Family Trust. Mr. Cordial has voting and dispositive power with respect to shares held by the Cordial Family Trust
(4) Mr. Kortschak, one of our directors, is a managing member of Summit Partners, LLC, which is the general partner of Summit Partners, V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund (QP), and Summit V Advisors Fund. Mr. Kortschak is also a general partner of Summit Investors III. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Kortschak does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these shares.
(5) Mr. Chung, one of our directors, is a member of Summit Partners, LLC, which is the general partner of Summit Partners V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund (QP), and Summit V Advisors Fund. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Chung does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these sales.
(6) Consists of shares held by The Phelps Family Trust over which Mr. Phelps has voting and dispositive power.
(7) Consists of 11,082,581 shares of common stock owned by Summit Ventures V, 635,075 shares of common stock owned by Summit V Advisors Fund (QP), 194,075 shares of common stock owned by Summit V Advisors Fund, and 170,602 shares of common stock owned by Summit Investors III.


                             CERTAIN TRANSACTIONS

Darnaby Loan Agreement

     As a part of his employment agreement, we provided Mr. Darnaby with an interest-free mortgage loan in May 2002 for the purpose of Mr. Darnaby acquiring a new home. Under the terms of the loan agreement, the loan amount will be forgiven over eight years. In the event that Mr. Darnaby is terminated without cause by us, he would be entitled to receive severance payments in an amount of up to twelve months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his First Stock Option (and any other stock options subsequently granted to Mr. Darnaby, not including the Second Stock Option) that would have become vested had Mr. Darnaby remained employed by us for an additional twelve months. In the event that Mr. Darnaby's employment is terminated within twelve months following a change of control of Somera, 100% of the shares subject to Mr. Darnaby's First Stock Option will vest and become immediately exercisable. As of December 31, the outstanding amount under Mr. Darnaby's loan is $1,866,667.

Miller Loan Agreement

     The Company had previously provided Jeffrey G. Miller, our executive vice president, with a $600,000 interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated May 6, 1999 to assist with Mr. Miller's relocation to the Santa Barbara, California area and his purchase of a home. Pursuant to the terms of the loan agreement $150,000 was forgiven under the terms of this loan, and as of August 2002 the outstanding amount was paid in full.

Owen Loan Agreement

     The Company had previously provided Gary Owen, our former chief financial officer, with a $1.4 million six-month interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated July 16, 1999 to assist with Mr. Owen's relocation to the Santa Barbara, California area and his purchase of a home. As a part of his employment relationship, $300,000 of the loan was agreed to be forgiven by our Board of Directors in February 2000. Pursuant to the terms of the Agreement, during fiscal 2001, $25,000 was forgiven on this loan. In June 2000, Mr. Owen repaid $425,000 of the principal balance of this loan. In September 2000, the Company provided an additional loan of $300,000 to Mr. Owen. This new loan was also interest-free and repayable in October 2003. The due date of the remaining amount of the original loan, excluding the new loan and the amounts to be forgiven, was extended to October 19, 2003. Mr. Owen left the employment of the Company in December 2002 and the loans were repaid upon the sale of his residence and the execution of his separation agreement with the Company.


Berger Loan Agreement

     The Company had previously provided Glenn Berger, our former vice president of operations through September 2002 when he left the employment of the Company, with a $300,000 interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated October 8, 1999 to assist with Mr. Berger's relocation to the Santa Barbara, California area and his purchase of a home. Pursuant to the terms of the Agreement, $22,500 has been forgiven on this loan, and as of December 31, 2002, $277,500 was outstanding on this loan.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the
Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National
Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 2002, all filing requirements applicable to its officers, directors and ten percent stockholders were satisfied, except as follows: C. Stephen Cordial's filing of his initial Form 3 was untimely.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.



                                        THE BOARD OF DIRECTORS

Santa Barbara, California
April 17, 2003

                                                                      APPENDIX A


PROXY                       SOMERA COMMUNICATIONS INC.                     PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Rick Darnaby and Stephen Cordial, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Somera Communications, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the corporate offices of Somera Communications, Inc., 5383 Hollister Avenue, Santa Barbara, California, on May 21, 2003, at 4:00 p.m., local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

                 (Continued, and to be signed on the other side)

                                                         Please mark       [ X ]
                                                         your votes
                                                         as indicated in
                                                         this example


                                                               WITHHOLD
                                                        FOR    FOR ALL
1. Proposal to elect the following
   nominees as members of our                           [ ]      [ ]
   board of directors:

Rick Darnaby
Peter Y. Chung

INSTRUCTION:    If you wish to withhold  authority  to
                vote  for  any   individual   nominee,
                strike a line through  such  nominee's
                name above.


----------------------------------------------------

                                                        FOR    AGAINST   ABSTAIN
                                                        [ ]      [ ]       [ ]
2.  Proposal   to   ratify   the    appointment   of
    PricewaterhouseCoopers LLP as independent public accountants for the 2003 fiscal year.


3. In their discretion, the proxies are authorized to vote upon such other matters(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR ELECTION AS DIRECTORS, AND TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC
ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER   , 2003.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.




Signature(s)____________________________________________  Dated __________, 2003
Signature(s)____________________________________________  Dated __________, 2003


NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.